Exhibit 99.1

SIDUS SPACE REPORTS FULL-YEAR 2025 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATES

CAPE CANAVERAL, FL, April 1, 2026 – Sidus Space, Inc. (NASDAQ: SIDU) (the “Company” or “Sidus”), an innovative space and defense technology company, today announced its financial results for the fourth quarter and full-year ended December 31, 2025, and provided a business update.

“2025 was a pivotal year for Sidus as we continued executing our long-term strategy to build vertically integrated space and defense technology platforms,” said Carol Craig, Founder and CEO of Sidus Space. “We expanded our on-orbit capabilities with the successful launch and commissioning of LizzieSat-3, advanced our AI-enabled computing ecosystem, and strengthened our balance sheet through strategic capital raises that provide the resources needed to support future growth. While near-term financial results reflect continued investment in satellite operations, infrastructure, and organizational capabilities, we believe these investments support the scaling of satellite platforms, technology offerings, and AI-enabled data solutions, advancing revenue opportunities in the periods ahead.”

Operational Highlights for Fiscal Year 2025:

●	Successfully launched LizzieSat-3 in March 2025, expanding Sidus’ on-orbit satellite fleet and achieving successful bus level commissioning

●	Demonstrated on-orbit AI processing through the Sidus Orlaith AI ecosystem, enabling near real-time data analytics directly from space

●	Achieved operational milestones for hosted payloads, including maritime Automatic Identification System (AIS) sensing and successful sub-5-meter resolution on-orbit imagery validation with HEO USA’s NEI imager

●	Advanced designs for multiple next-generation satellite platforms supporting GEO, cislunar, and lunar missions, including LunarLizzie, an 800+kg platform

●	Amended and extended the Lonestar Data Holdings lunar satellite manufacturing agreement, increasing total contract value to $120 million, and integrating a payload on LS-5 upcoming mission

●	Executed a Memorandum of Understanding (MOU) with Saturn Satellite Networks to support development of a next-generation GEO satellite platform.

●	Executed an MOU with Reflex Aerospace to explore joint satellite fleet services and expand global mission offerings.

●	Expanded partnership with Little Place Labs, enabling near real-time maritime intelligence through LizzieSat-powered vessel detection capabilities.

●	Partnered with VORAGO Technologies to advance radiation-hardened compute for scalable space and defense infrastructure.

●	Awarded a five-year IDIQ contract with Tobyhanna Army Depot (TYAD) to provide fabrication and on-call support for electrical harnesses and cable assemblies, mechanical components and assemblies and welding services

●	Secured a subcontractor role with MobLobSpace under NASA’s Small Business Innovation Research (SBIR) Radar Initiative, with LizzieSat selected as the hosting platform.

●	Awarded a ten-year IDIQ contract under the Missile Defense Agency (MDA) Scalable Homeland Innovative Enterprise Layered Defense (SHIELD) Indefinite Delivery/Indefinite Quantity (IDIQ), a scalable homeland defense program with a total potential ceiling of $151 billion.

●	Completed delivery of final hardware enclosures for NASA’s Mobile Launcher 2, supporting Artemis-related infrastructure.

●	Expanded dual-use hardware production to meet growing demand for SOSA-aligned compute modules and subsystem architectures.

●	Delivered a custom FeatherEdge Data Processing Unit (DPU) for Xiomas Technologies under a NASA Phase II Sequential Award, alongside advanced software and a completed final technical report supporting thermal imaging missions

●	Expanded Intellectual Property (IP) portfolio to 15 issued patents, through continued filings supporting modular satellite manufacturing, ruggedized multi-domain compute architectures, and AI-enabled mission payloads.

●	Continued growth of Sidus’ mission operations capabilities, supporting 24/7 spacecraft monitoring and tasking

●	Strengthened leadership and governance with appointments to executive management and the Board of Directors to include:

○	Hired Mr. Adarsh Parekh as Chief Financial Officer, bringing additional experience in capital strategy and financial leadership.

○	Appointed Ms. Tiffany Norwood, a globally recognized technology entrepreneur and business leader, to the Board of Directors.

○	Appointed Ms. Kelle Wendling, a seasoned senior aerospace and defense executive with more than three decades of executive leadership and government contracting experience, to the Board of Directors.

Subsequent Operational Highlights:

●	Announced the achievement of an integration milestone with Maris-Tech Ltd. (NASDAQ: MTEK, MTEKW), with Maris-Tech’s advanced video and AI-based edge computing payload scheduled to fly aboard Sidus’ (LS-4) mission, expected to launch in Q4 2026.

●	Signed a Memorandum of Understanding (MOU) with Simera Sense, a provider of optical payloads and Earth observation analytics, outlining a strategic collaboration focused on developing next-generation hyperspectral imaging solutions with onboard data processing for government and commercial missions.

●	Announced the successful receipt of a series of on-orbit images from HEO USA’s non-Earth imaging (NEI) camera aboard (LS-3), representing a payload performance milestone distinct from spacecraft commissioning activities.

Financial Highlights for the Full Year Ending December 31, 2025:

Total revenue for the twelve months ending December 31, 2025, was approximately $3.4 million, a decrease of approximately $1.3 million or 28% compared to total revenue for the twelve months ended December 31, 2024. This decrease reflects Sidus’ continued strategic transition toward higher-margin satellite manufacturing, data, and technology business lines, as the Company focuses on building a scalable, recurring revenue base anchored by its growing LizzieSat fleet.

Cost of revenue increased 48% for the twelve months ended December 31, 2025, to approximately $9.1 million as compared to approximately $6.1 million for the twelve months ended December 31, 2024. The increase was primarily driven by higher depreciation costs associated with the expansion of Sidus’ on-orbit satellite fleet, including the deployment of LizzieSat-2 and LizzieSat-3 and related satellite software, as well as the direct labor required to support growing on-orbit operations. Although depreciation will continue to impact cost of revenue, it is expected to be significantly offset as we grow our high-margin satellite and data-related revenue.

Gross loss for the twelve months ended December 31, 2025, was approximately $5.7 million, compared to a gross loss of approximately $1.5 million for the twelve months ended December 31, 2024. Gross profit margin was negative 168% for the full year 2025 as compared to negative 31% for the full year 2024. The change was primarily driven by higher non-cash depreciation reflecting the significant progress Sidus has made in deploying its LizzieSat satellite fleet and building the infrastructure to support long-term, high-margin satellite data revenue.

Selling, general, and administrative expenses for the twelve months ended December 31, 2025, totaled approximately $22.3 million, including a $4.5 million non-cash impairment charge related to LizzieSat-1 and associated assets. Excluding this non-cash charge, core SG&A totaled approximately $17.8 million, an increase of approximately $3.6 million compared to the same period in the prior year. Increases to payroll to support the Company’s expanding satellite operations and business development activities, mission control expenses, and consulting services were partially offset by meaningful reductions in D&O insurance premiums, professional fees, and fundraising costs .

Adjusted EBITDA loss, a non-GAAP measure, for the twelve months ended December 31, 2025, totaled $17.3 million as compared to an Adjusted EBITDA loss of $12.9 million for the same period in the prior year, with the increase driven primarily by higher payroll and satellite operations costs as the Company continues to scale its LizzieSat fleet and data platform toward profitability.

Total non-GAAP adjustments for interest expense, depreciation and amortization, severance costs, capital markets and advisory fees, equity-based compensation and impairment loss are provided in the reconciliation table below.

Net loss for the twelve months ended December 31, 2025, was $29.5 million, compared to a net loss of $17.5 million for the same period in 2024. The increase includes a $4.5 million non-cash impairment charge related to LizzieSat-1 and associated assets.

Balance Sheet:

As of December 31, 2025, the Company had $43.2 million of cash as compared to $15.7 million on December 31, 2024, which represents an increase of $27.5 million, driven by equity capital raises completed in the third and fourth quarters of 2025. The strengthened cash position puts Sidus in an excellent position to accelerate development of LizzieSat-4 and LizzieSat-5 and continue executing its growing pipeline of high-margin satellite and data programs.

Current assets increased by approximately $28.4 million, or 128%, to $50.7 million as of December 31, 2025, from approximately $22.3 million as of December 31, 2024. The increase is primarily attributable to our increased cash balance.

Current liabilities increased by approximately $811,000, or 6%, to approximately $15.0 million as of December 31, 2025, from approximately $14.2 million as of December 31, 2024. The increase was attributable to an increase in accounts payable and the asset-based loan liability, partially offset by a decrease in notes payable.

Conference Call and Webcast

A dial-in replay of the conference call held on March 31, 2026 will be available starting at 8:30 A.M. ET on April 1, 2026 until Monday, April 7, 2026, at 11:59 P.M. ET and can be accessed by dialing +1-855-669-9658 (U.S. Toll Free) or +1-412-317-0088 (International) and entering replay access ID: 13752638. An online archive of the webcast will be available for one year  following the event at investors.sidusspace.com.

About Sidus Space

Sidus Space (NASDAQ: SIDU) is an innovative space and defense technology company offering flexible, cost-effective solutions, including satellite manufacturing and technology integration, AI-driven space-based data solutions, mission planning and management operations, AI/ML products and services, and space and defense hardware manufacturing. With its mission of Space Access Reimagined®, Sidus Space is committed to rapid innovation, adaptable and cost-effective solutions, and the optimization of space system and data collection performance. With demonstrated space heritage, including manufacturing and operating its own satellite and sensor system, LizzieSat®, Sidus Space serves government, defense, intelligence, and commercial companies around the globe. Strategically headquartered on Florida’s Space Coast, Sidus Space operates a 35,000-square-foot space manufacturing, assembly, integration, and testing facility and provides easy access to nearby launch facilities. For more information, visit: https://www.sidusspace.com

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we use non-GAAP measures of adjusted EBITDA. We use adjusted EBITDA in order to evaluate our operating performance and make strategic decisions regarding future direction of the company since it provides a meaningful comparison to our peers using similar measures. We define adjusted EBITDA as net income (as determined by U.S. GAAP) adjusted for interest expense, depreciation and amortization expense, severance costs, capital market and advisory fees, equity-based compensation and impairment loss. These non-GAAP measures may be different from non-GAAP measures made by other companies since not all companies will use the same measures. Therefore, these non-GAAP measures should not be considered in isolation or as a substitute for relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis.

Summary Financial Results

The following table provides certain selected financial information for the full year ended December 31, 2025 and 2024:

	Years Ended December 31,
	2025	2024	Change	%
Revenue	$3,383,878	$4,672,646	$(1,288,768)	(28)%
Cost of revenue	9,076,445	6,141,657	2,934,788	48%
Gross Profit (Loss)	(5,692,567)	(1,469,011)	(4,223,556)	288%
Gross Profit Percentage	(168)%	(31)%	(137)%	435%

Operating expense	22,315,569	14,249,870	8,065,699	57%
Other expense	(1,466,168)	(1,805,175)	339,007	(19)%
Net loss	$(29,474,304)	$(17,524,056)	$(11,950,248)	68%

The following table reconciles adjusted EBITDA to net loss (the most comparable GAAP measure) for the full year ended December 31, 2025 and 2024:

	Years Ended December 31,
	2025	2024	Change	%
Net Income / (Loss)	$(29,474,304)	$(17,524,056)	$(11,950,248)	68%
Interest Expense (i)	1,737,489	1,306,252	431,237	33%
Depreciation and Amortization (ii)	4,371,263	2,171,873	2,199,390	101%
Capital raise expense (iii)	642,680	805,322	(162,642)	-20%
Severance Costs	302,852	22,201	280,651	1264%
Equity based compensation (iv)	619,273	309,736	309,537	100%
Impairment loss (v)	4,510,680	-	4,510,680	0%
Total Non-GAAP Adjustments	12,184,237	4,615,384	7,568,853	164%
Adjusted EBITDA	(17,290,067)	(12,908,672)	(4,381,395)	34%

The following table provides selected financial data about Sidus’ Liquidity and Capital Resources as of December 31, 2025, and December 31, 2024:

	December 31,	December 31,
	2025	2024	Change	%
Current assets	$50,688,590	$22,252,552	$28,436,038	128%
Current liabilities	$15,020,739	$14,209,502	$811,237	6%
Working capital	$35,667,851	$8,043,050	$27,624,801	343%

SIDUS SPACE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash	$43,175,996	$15,703,579
Accounts receivable	272,831	827,886
Accounts receivable - related parties	1,727,939	641,376
Accounts receivable	1,727,939	641,376
Contract asset	322,773	1,603,102
Contract asset - related party	209,673	46,953
Contract asset	209,673	46,953
Prepaid and other current assets	4,979,378	3,429,656
Total current assets	50,688,590	22,252,552

Property and equipment, net	14,184,379	14,891,976
Operating lease right-of-use assets	702,856	121,545
Intangible asset	398,135	398,135
Other assets	116,751	81,359
Total Assets	$66,090,711	$37,745,567

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$5,472,464	$3,481,167
Accounts payable and accrued interest - related party	876,007	581,243
Contract liability	186,537	16,192
Contract liability - related party	-	46,953
Contract liability	-	46,953
Asset-based loan liability	8,212,186	6,902,636
Notes payable	-	3,059,767
Operating lease liability	273,545	121,544
Total current liabilities	15,020,739	14,209,502

Operating lease liability - non-current	434,695	-
Total Liabilities	15,455,434	14,209,502

Commitments and contingencies	-	-

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding
Series A convertible preferred stock: 2,000 shares authorized; 0 shares issued and outstanding	-	-
Preferred stock, value	-	-
Common stock: 210,000,000 authorized; $0.0001 par value
Class A common stock: 200,000,000 shares authorized; 65,324,055 and 15,956,816 shares issued and outstanding, respectively	6,532	1,597
Class B common stock: 10,000,000 shares authorized; 100,000 shares issued and outstanding	10	10
Additional paid-in capital	140,456,263	83,887,682
Accumulated deficit	(89,827,528)	(60,353,224)
Total Stockholders’ Equity	50,635,277	23,536,065
Total Liabilities and Stockholders’ Equity	$66,090,711	$37,745,567

CONTACTS:

Investor Relations

investor-relations@sidusspace.com

Media Inquiries

press@sidusspace.com

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